Exhibit 99.1
Kay Koplovitz, Founder of USA Network, Joins CA’s Board of Directors
ISLANDIA, N.Y., November 19, 2008 – CA (NASDAQ:CA), the world’s leading independent IT management software company, today announced that Kay Koplovitz has been elected to its Board of Directors effective immediately. Koplovitz also has been named to the Board’s Corporate Governance Committee.

“Kay brings exceptional leadership credentials and business accomplishments to the CA Board,” said CA Chairman Bill McCracken. “Her insight and expertise related to business and governance issues will be extremely valuable. We are delighted to have her join us.”

Koplovitz’s appointment increases the Board membership to 11, ten of whom are independent.

Koplovitz is Chairman and CEO of Koplovitz & Co. LLC, a media advisory and investment firm. In 2007, she was named Chairman of the Board of Liz Claiborne, Inc., a designer and marketer of fashion apparel and accessories and has served as a director since 1992. Koplovitz is the founder of USA Network, an international cable television programming company and served as its Chairman and Chief Executive Officer from 1977 to 1998. In 2001, Koplovitz co-founded BoldCap Ventures, a venture capital fund of which she is a governing board member.
Koplovitz also serves on the boards of a number of not-for-profit organizations, including the Paley Center for Media, Springboard Enterprises, an organization that fosters investment in women-led firms, and The International Tennis Hall of Fame.
Koplovitz, 63, graduated Phi Beta Kappa from the University of Wisconsin and earned a masters degree in communications from Michigan State University. She also holds honorary doctorate degrees from Michigan State, St. Johns University and Emerson College.
About CA
CA (NASDAQ: CA) is the world’s leading independent IT management software company. With CA’s Enterprise IT Management (EITM) vision and expertise, organizations can more effectively govern, manage and secure IT to optimize business performance and sustain competitive advantage. For more information, visit www.ca.com.
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Contacts:	Jennifer Hallahan	Carol Lu
	Public Relations	Investor Relations
	(212) 415-6924	(212) 415-6920
	jennifer.hallahan@ca.com	carol.lu@ca.com